FLORIDA
                         GAMING
                         CORPORATION


                         August 11, 1995



Mr. Leonard L. Prescott
Chairman, CEO and President
EagleVisions Gaming Group of the Americas, Inc.
700 Baker Building
706 S. Second Avenue
Minneapolis, MN  55402

     Re: Agreement in Principle

Dear Mr. Prescott:

     Based on the information that you have provided us concerning EagleVisions Gaming Group of the Americas, Inc. ("EagleVisions"), and our discussions with you, this letter sets forth in the form of an agreement in principle the terms of a transaction pursuant to which EagleVisions will affiliate with Florida Gaming Corporation ("FGC") through an acquisition of all of the outstanding shares of EagleVisions by FGC.

     1. Purpose. The transaction is intended to create a strategic alliance that (a) provides a source of financial support for EagleVisions' plans to assist Native American communities in developing gaming, hospitality and entertainment resources that will provide for the future of their tribes; and (b) brings to FGC the experience and expertise of the Principals of EagleVisions in developing and managing hospitality, entertainment and gaming ventures with and for the benefit of Native American communities.

     2. Exchange of Shares. Subject to the completion of a definitive acquisition agreement (the "Agreement"), FGC will issue a total of 100,000 shares of its common stock, par value $.10 per share ("FGC Shares"), to the shareholders of EagleVisions in exchange for all of the issued and outstanding shares of EagleVisions' common stock
(the "Exchange"). As a result of the Exchange, EagleVisions will become a wholly owned subsidiary of FGC. FGC Shares to be issued to EagleVisions shareholders will be adjusted for any stock dividend, stock split, reverse stock split, or other recapitalization of FGC that occurs before the Exchange is completed. The current trading price for FGC Shares is approximately $8.50 per share. FGC will work with your tax advisors in an effort to structure the Exchange in a tax advantageous manner for FGC and you.

     3. Employment or Consulting Agreements. At the closing of the Exchange, as provided in its Agreement, FGC and EagleVisions will enter into individual Employment or Consulting Agreements with each of the Principals of EagleVisions who have joined in this Agreement in Principle (the "Principals"). The Principals will provide their services with respect to any and all Native American development ventures exclusively to EagleVisions. The Individual employment agreements will incorporate basic provisions as outlined in Exhibit A, will include a severance provision, and will be guaranteed by FGC.

         a. Stock Grants. The Consulting or Employment Agreements shall provide for the grant to the Principals together of up to a total of 50,000 FGC Shares, which shall be issued upon the
 occurrence of the events and in the amounts set forth below.   The
 events entitling the Principals to stock grants will not include events relating to gaming operations originated by the Cavelle Group, Inc. and Centrum X Corporation.

          i. 50,000 FGC Shares to be granted one year from the date of the last to occur of the following: (a) the signing of a management agreement providing for the development and operation of a Class III Gaming Facility with a federally recognized tribe, (b) approval of a compact between the tribe and state in which the tribe intends to operate the Class III Gaming Facility; and (c) approval of the management agreement and any related agreements by the National Indian Gaming Commission ("NIGC"); and/or

          ii. 25,000 FGC Shares to be granted one year from the date of the last to occur of the following: (a) the signing of a management agreement providing for the development and operation of a Class II Gaming Facility with a federally recognized tribe, and
               (b) approval of the management agreement and any related agreements by the NIGC. FGC Shares will be granted upon the signing of management agreements for Class II Gaming with up to two tribes.

         b.   Grant of Options.  Each Consulting or Employment
 Agreement will provide for the grant of options to purchase FGC
 Shares upon the following terms and conditions:

          i.   Upon the execution of the Agreement:

               (a) Options granted to purchase a total of 150,000 FGC Shares to the EagleVisions Principals, adjusted for stock dividends or splits.

               (b)  Exercise price:  $7.50 per share.

               (c) Expiration of options: 5 years from the date of grant.

               (d) Vesting: Options will become exercisable for a total of 30,000 FGC Shares every year on the anniversary of the date of grant.

               (e) Acceleration of vesting: Options will become exercisable for 50,000 FGC Shares on the date any EagleVisions/FGC project opens its first Class II gaming operation in a permanent facility. Options will become exercisable for 100,000 FGC Shares on the date any EagleVisions/FGC project opens its first Class III gaming operation in a permanent facility.

          ii. For five years from the date of the grant of the initial Options:

               (a) Option to purchase 25,000 FGC Shares, adjusted for stock dividends or splits, to be granted to the Principals upon the opening of each EagleVisions/FGC gaming operation, except for gaming operations originated by the Cavelle Group, Inc. and Centrum X Corporation.

               (b)  Exercise price:  $7.50 per share.

               (c) Expiration of options: 5 years from the date of grant.

               (d)  Vesting:  Fully exercisable upon grant.

        c. Term of Employment Agreements. The initial employment contracts shall be for a term of one year, extending automatically for one year from the annual anniversary date of the contracts upon approval of the annual business plan and operating budget by the FGC and EagleVisions Boards. Changes in compensation and benefits shall be made as reflected in the approved business plan and budget and shall be annually incorporated in an addendum to the employment contracts. Each EagleVisions executive employee will be entitled to the customary executive benefits as outlined for FGC employees, plus additional benefits common to gaming executives. If the annual business plan and budget are not approved, the employment contracts shall terminate at the conclusion of their current term, and the Principals shall be paid their salary and benefits as provided until the contracts expire plus agreed upon severance payments.

         d. Other Terms. Mr. Prescott will become a member of the FGC Board of Directors, President and Chief Operating Officer of FGC, and will serve as Chairman and Chief Executive Officer of EagleVisions. Up to two additional EagleVisions Principals will be appointed as members of FGC Board of Directors.

     4. Business Plan and Annual Budget. We contemplate that FGC will provide financial support for EagleVisions based upon a mutually agreeable operating budget setting forth expenses at a level appropriate for the EagleVisions business plan.

         a. The parties agree to cooperate in the preparation of an operating budget to fund the EagleVisions' business plan.

         b. The Agreement will include an agreed upon budget for EagleVisions' initial year of operation. The business plan and budget will be reviewed quarterly and updated annually thereafter. FGC agrees to provide funding for EagleVisions' operations for the first twelve months of operations in accordance with the budget. FGC's obligation to provide financing for subsequent twelve-month periods shall be subject to FGC's review and approval of EagleVisions' progress and success and an updated business plan and operating budget prior to each twelve month period.

         c. FGC will provide financing to EagleVisions as contemplated above in the form of loans at an interest rate equal to the lesser of (i) the "prime rate" published in The Wall Street Journal on the first day of each calendar quarter during the term of the loan, plus 2%, or (ii) FGC's then current cost of borrowed funds.

      5. The Agreement. We contemplate that the definitive Agreement for the Exchange will:

          a. Provide for an appropriate level of review and evaluation by FGC of EagleVisions' start-up assets, liabilities and operations to confirm that there are no material, adverse aspects of EagleVisions' affairs not reflected in its financial statements. It will include an appropriate level of review and evaluation by EagleVisions of the financial condition of FGC and Freedom Financial Corporation.

          b. Set forth appropriate and customary representations and warranties by both EagleVisions and FGC with provision for verification of those representations and warranties. These representations and warranties will relate, among other things, to the proper corporate organization of both corporations, the proper issuance of the stock to be exchanged by EagleVisions and FGC, the absence of liens on the stock being transferred to FGC by the EagleVisions shareholders, the delivery by FGC of its periodic reports and documents filed with United States Securities and Exchange Commission to EagleVisions shareholders, compliance with other requirements of federal and state securities laws, and other appropriate warranties and representations. None of the agreements in Section 7 preclude or limit the contemplated
 Agreement with EagleVisions.

          c. Establish as conditions of the closing, among other things,

               i. The accuracy and verification of representations and warranties as of the date of the execution of the Agreement and the closing.

               ii. The receipt of customary certificates and current financial statements.

               iii. The absence of material adverse changes in the
                    affairs of either FGC or EagleVisions between the execution of the Agreement and the closing.

          d. Provide that FGC may appoint members to the EagleVisions Board of Directors. The EagleVisions Board will initially consist of five members, three of which will be EagleVisions Principals.

          e. Provide that if FGC transfers control of EagleVisions through the sale of stock, the sale of assets, a merger or a similar transaction valued at more than $25 million, FGC agrees to pay the Principals compensation equal to 5% of the net proceeds received by FGC in such transaction.

     6. "Piggy Back" Registration Rights. During the two-year period after each issuance of FGC Shares, whether issued in the Exchange, upon the exercise of options or as stock grants, registration with federal and state securities authorities will be required before those FGC Shares can be sold in the public stock markets. The FGC shares issuable to the EagleVisions shareholders in the Exchange and as stock grants or upon the exercise of options granted in connection with their employment and consulting arrangements will have "piggy back" registration rights consistent with similar rights of other FGC shareholders. Stockholders and option holders will have the right to include their FGC Shares in any registration of FGC Shares for sale by FGC or its shareholders in a public offering, subject to conditions contained in any underwriting arrangements with investment bankers engaged to market FGC shares and stock market conditions generally.

     7. Participation in Other Related Ventures. EagleVisions and its Principals understand and acknowledge that FGC has entered into arrangements providing for FGC's participation in other Native
American gaming and economic development projects with parties other than EagleVisions. To the extent appropriate, the projects will be coordinated with or pursued by EagleVisions on behalf of FGC. These arrangements include:

          a. A joint venture agreement with Centrum X Corporation, whereby FGC has the right of first refusal to finance gaming and business development projects with Native American tribes identified by Centrum X for an 80% equity interest in the non-tribal manager of such enterprises. Centrum X has completed a management agreement with the Tonkawa Tribe of Oklahoma that is available to FGC. The Tonkawa agreement has been submitted for approval to the NIGC.

          b. A 70% equity interest in a partnership to develop gaming and business development projects with the Okevueha Band of Seminole-Yamazee Indians, contingent upon the federal recognition of such tribe.

          c. An agreement with Casino America, Inc. pursuant to which FGC has granted Casino America certain option rights and rights of first refusal to finance and manage future Class III casino gaming operations at FGC's current Fort Pierce, Florida jai alai fronton, and at other non-Native American gaming enterprises of FGC in Florida.

          d. Negotiation of management agreements with the Ponca Tribe of Nebraska, the Kiowa Tribe of Oklahoma, and the Crow Creek Sioux of South Dakota for the development of gaming facilities and related businesses on lands subject to tribal jurisdiction.

          e. Negotiations to acquire the Cavelle Group, Inc. which has a casino gaming management agreement with the Flandreau-Santee
Sioux Tribe of South Dakota.

          f. Any and all gaming opportunities developed by EagleVisions and/or any of its Principals are proprietary to FGC/EagleVisions and property of FGC/EagleVisions unless disclosed in Exhibit B and made a part hereof. Exhibit B must include any signed agreements with tribes or other related parties.

     8. Disclosure. EagleVisions has been negotiating with the Ponca Tribe of Nebraska. The parties will endeavor to combine their efforts to achieve an agreement with the Ponca Tribe.

     9. No Shop. So long as we have an Agreement in Principle, neither EagleVisions nor any of its directors or shareholders will solicit, authorize the solicitation of, or enter into any discussions with any third party concerning (a) a purchase of EagleVisions stock, any option or warrant to purchase EagleVisions stock or any securities convertible into EagleVisions stock, (b) a tender or exchange offer for any EagleVisions stock, (c) a purchase, lease or other acquisition of all or a substantial portion of the assets of EagleVisions, (d) a merger, consolidation or other combination with EagleVisions, or (e) any proposal for a joint venture or other arrangement between EagleVisions and any non-tribal party other than FGC, providing for joint participation in economic and social development projects, including gaming, for the benefit of Native American communities. This Section 8 is intended to be the only binding obligation of the parties. However, all parties hereto agree to negotiate in good faith binding agreements among the parties based upon the terms and conditions outlined in this Agreement in Principle.

     10. Termination.   The binding obligations of this Agreement-in-
Principle shall terminate if the parties do not enter into the definitive Agreement on or before August 31, 1995, unless extended in a writing executed by the parties.

     11. Governing Law. The binding obligations of this Agreement-in-Principle shall be governed by the laws of the State of Florida.

                              Very truly yours,

                              FLORIDA GAMING CORPORATION


                              By /s/ W. Bennett Collett
                               W. Bennett Collett
                               Chairman and Chief Executive Officer


Agreed this 14th day of August, 1995.

EAGLEVISIONS GAMING GROUP
OF THE AMERICAS, INC.


By /s/ Leonard L. Prescott
   Leonard L. Prescott
   Chairman, Chief Executive Officer
   and President





SHAREHOLDERS AND PRINCIPALS:


/s/ Leonard L. Prescott            ______________________________
Leonard L. Prescott                Peter A. Riverso

Date: 8-14-95                      Date:__________________________


/s/ Bernard H. Lange               /s/ F. William Johnson
Bernard H. Lange                   F. William Johnson

Date: 8-14-95                      Date: 8-14-95




_________________________
Gary J. Gleisner

Date:____________________







                         EXHIBIT "A"


This document outlines the minimum or basic provisions to be included in employment agreement to be drafted for EagleVisions officers, which will be guaranteed by the parent company, Florida Gaming Corporation (FGC). Chairman of the Board and Chief Executive Officer for FGC, Bennett Collett, and/or the FGC Board of Directors will structure each individual employment agreement, and where appropriate consulting agreements will be structured. Other benefits and perquisites normal to gaming officers and executive officers will be included in the employment agreements depending on the position of each individual.

Duties and Responsibilities: A summation of the job duties and responsibilities will be included.

Basic Salary: The salary range for executive officers will be from $150,000 to $225,000, and the salary range for executive or senior vice presidents will be from $90,000 to $150,000. Where appropriate base salaries may be split between EagleVisions and FGC.

Incentive Pay: A bonus pool will be established and a system based on defined goals and objectives will be put together to allow for pay for performance. At no time will incentive pay exceed base pay in any year.

Severance Pay: Depending on an officer's position in the company a severance package will be structured that will include a minimum severance payment of 6 to 18 month's of base salary.

Insurance Plans: Family plans for health, dental and optical coverage will be structured. Disability and a base life insurance plan based on a three times salary minimum formula will be structured. Where appropriate additional keyman life plans will also be structured.

Retirement Plans: Officers of EagleVisions will be included in 401K, profit sharing and other retirement plans of FGC, and any similar plans formulated for a subsidiary such as EagleVisions.

Other Terms: Other perquisites appropriate to title and position will be negotiated and structured.


Accepted


/s/ W. Bennett Collett             /s/ Leonard L. Prescott
W. Bennett Collett                 Leonard L. Prescott
Chairman and CEO                   Chairman and CEO
Florida Gaming Corporation         EagleVisions